Exhibit 99.1

Antero Midstream Reports First Quarter 2016 Financial Results and Increases Guidance

Denver, Colorado, April 27, 2016—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today released its first quarter 2016 financial results and announced increased guidance.  The relevant condensed combined consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which has been filed with the Securities and Exchange Commission.

Highlights for the First Quarter of 2016:

•                  Adjusted EBITDA of $80 million, a 32% increase compared to the prior year quarter

•                  Distributable cash flow of $69 million resulting in DCF coverage of 1.6x

•                  Increased 2016 adjusted EBITDA guidance by $25 million to a range of $325 - $350 million

•                  Increased 2016 distributable cash flow guidance by $25 million to a range of $275 - $300 million

•                  Increased year over year distribution growth guidance in 2016 to 30% while maintaining DCF coverage in excess of the Partnership’s 1.1x to 1.2x target

•                  Declared a cash distribution of $0.235 per unit for the first quarter of 2016, a 31% increase compared to the prior year quarter and a 7% increase sequentially

Recent Developments

Increased 2016 Guidance

Antero Midstream is forecasting 2016 adjusted EBITDA of $325 million to $350 million, which represents a $25 million increase as compared to the previous 2016 adjusted EBITDA guidance. The Partnership is forecasting distributable cash flow of $275 million to $300 million, a $25 million increase compared to the previous 2016 distributable cash flow guidance. Driven by the increase in adjusted EBITDA and distributable cash flow guidance, the Partnership expects year over year distribution growth in 2016 of 30%, at the top end of the Partnership’s previous distribution growth guidance range, while still maintaining DCF coverage in excess of the Partnership’s 1.1x to 1.2x target.

	Full Year 2016
	Updated Guidance	Prior Guidance	Increase
Adjusted EBITDA ($MM)	$325 – $350	$300 – $325	$25
Distributable Cash Flow ($MM)	$275 – $300	$250 – $275	$25
Year over Year Distribution Growth	30%	28% – 30%	0% – 2%
DCF Coverage Ratio	>1.1x – 1.2x	>1.1x – 1.2x	–

Commenting on increased guidance, Paul Rady, Chairman of the Board and CEO said, “The increase in adjusted EBITDA guidance is primarily driven by an increase in expected fresh water delivery volumes, as Antero Resources plans to utilize approximately 25% higher water volumes in its completions in 2016 compared to 2015 completion designs.  Early well results from the new completion designs are encouraging.  Higher EURs and production per well would also benefit Antero Midstream’s gathering and compression business. The increased volumetric throughput further highlights the benefit of being a full cycle value chain midstream provider.”

Commenting on first quarter results and the outlook for the remainder of 2016, Michael Kennedy, Chief Financial Officer of Antero Midstream said, “Antero Midstream’s strong first quarter puts us on track to deliver 30% year over year distribution growth in 2016, while continuing to maintain significant excess DCF coverage. Looking ahead to the second quarter, we expect cash flows to be relatively in line with the first quarter results as an increase in gathering and compression volumes from recently completed wells is offset by a modest decline in fresh water delivery volumes as a result of reduced completion activity by Antero Resources. In the second half of 2016, Antero Resources plans to reaccelerate completion activities similar to its completion and production profile in

2015. The acceleration in completion activity in the second half of 2016 is expected to drive an increase in fresh water delivery volumes, gathering volumes and cash flow.”

Distribution for the First Quarter of 2016

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of the Partnership, declared a cash distribution of $0.235 per unit ($0.94 per unit annualized) for the first quarter of 2016. The distribution represents a 31% increase compared to the prior year quarter and a 7% increase sequentially.  The distribution represents the Partnership’s fifth consecutive quarterly distribution increase since its initial public offering in November 2014. The distribution will be payable on May 25, 2016 to unitholders of record as of May 11, 2016.

First Quarter 2016 Financial Results

Antero Midstream’s acquisition of Antero Resources’ integrated water business was accounted for as a transfer of entities under common control.  As a result, the Partnership recast its combined consolidated financial statements to retrospectively reflect the integrated water business as if the assets and liabilities were owned for all past periods presented.  Beginning in the third quarter of 2015, and as a result of the acquisition, Antero Midstream began reporting its results through two business segments, Gathering and Compression and Water Handling and Treatment.  To facilitate year over year comparison and discussion, the first quarter 2016 and first quarter 2015 results discussed below include both the Gathering and Compression and Water Handling and Treatment segment operations.

The term “Adjusted EBITDA” discussed below reflects the Gathering and Compression and Water Handling and Treatment segments on a recast combined basis, while the term “Adjusted EBITDA attributable to the Partnership” reflects contribution from the Water Handling and Treatment segments only after the third quarter of 2015 based on the actual timing of the acquired assets.  For a reconciliation of net income to Adjusted EBITDA and distributable cash flow, please read “Non-GAAP Financial Measures.”

Low pressure gathering volumes for the first quarter of 2016 averaged 1,303 MMcf/d, a 39% increase from the first quarter of 2015 and a 16% increase sequentially.  High pressure gathering volumes for the first quarter of 2016 averaged 1,222 MMcf/d, an 8% increase from the first quarter of 2015 and a 2% increase sequentially.  Compression volumes for the first quarter of 2016 averaged 606 MMcf/d, a 69% increase from the first quarter of 2015 and a 27% increase sequentially.  Year over year volumetric throughput growth was driven by production growth from Antero Resources.  Condensate gathering volumes averaged 2,965 Bbl/d during the quarter, a 23% increase from the first quarter of 2015 and 25% decrease sequentially. The sequential decrease was driven by Antero Resources shifting Ohio Utica Shale development from its Highly-Rich Gas / Condensate area to estimated higher rate of return locations in the Highly-Rich Gas area. Fresh water delivery volumes averaged 97,331 Bbl/d during the first quarter of 2016, a 7% decrease from the first quarter of 2015 and 19% decrease sequentially. The year over year and sequential decrease in fresh water delivery volumes was driven by reduced completion activity by Antero Resources.

	Three Months Ended March 31,		%
	2015	2016	Change
Average Daily Throughput:
Low Pressure Gathering (MMcf/d)	935	1,303	39%
High Pressure Gathering (MMcf/d)	1,134	1,222	8%
Compression (MMcf/d)	358	606	69%
Condensate Gathering (Bbl/d)	2,407	2,965	23%

Average Daily Volumes:
Fresh Water Delivery (Bbl/d)	104,781	97,331	(7)%

For the three months ended March 31, 2016, the Partnership reported revenues of $136 million, comprised of $69 million in revenues from the Gathering and Compression segment and $67 million in revenues from the Water Handling and Treatment segment. Revenues increased 58% compared to the prior year quarter, primarily driven by the startup of produced water handling and high rate transfer services in the fourth quarter of 2015. Water Handling and Treatment segment revenues include $34 million from produced water handling and high rate water transfer services Antero Midstream provides to Antero Resources billed at cost plus 3%.

Direct operating expenses for the Gathering and Compression and Water Handling and Treatment segments were $8 million and $41 million, respectively, for a total of $49 million in direct operating expenses. Water Handling and Treatment direct operating expenses include $33 million from produced water handling and high rate water transfer services. Direct operating expenses increased 155% year over year, driven primarily by the inclusion of produced water handling and high rate water transfer services, as well as the expansion of the Partnership’s gathering and compression and fresh water delivery assets to support the production growth of Antero Resources.  General and administrative expenses were $7 million during the first quarter of 2016. General and administrative expenses increased $1 million, or 16%, as compared to the first quarter of 2015. Total cash and non-cash operating expenses increased by 72% year over year totaling $89 million, including $24 million of depreciation.

Adjusted EBITDA for the first quarter of 2016 was $80 million, a 32% increase compared to the prior year quarter due to increased gathering and compression volumes and associated revenue.  Cash interest expense and cash reserved for payment of income tax withholding upon vesting of Antero Midstream equity-based compensation awards were $3 million and $1 million, respectively. Maintenance capital expenditures during the quarter totaled $6 million and distributable cash flow was $69 million, resulting in a DCF coverage ratio of 1.6x.

Reconciliation of Net Income to Adjusted EBITDA and DCF (Dollars in thousands):

	Three months ended
	March 31,
	2015	2016
Net income	$32,327	$42,918
Add:
Interest expense	1,586	3,461
Depreciation expense	20,702	23,823
Contingent acquisition consideration accretion	—	3,396
Equity-based compensation	5,779	5,972
Adjusted EBITDA	$60,394	$79,570

Less:
Pre-water acquisition net income attributed to parent	(16,679)	—
Pre-water acquisition depreciation expense attributed to parent	(6,120)	—
Pre-water acquisition equity-based compensation expense attributed to parent	(1,156)	—
Pre-water acquisition interest expense attributed to parent	(763)	—
Adjusted EBITDA attributable to the Partnership	$35,676	$79,570
Less:
Cash interest paid - attributable to Partnership	(579)	(3,444)
Cash reserved for payment of income tax withholding upon vesting of Antero Midstream equity-based compensation awards(1)	—	(1,000)
Maintenance capital expenditures	(2,408)	(5,808)
Distributable cash flow	$32,689	$69,318

Total distributions declared	$27,338	$43,252

DCF coverage ratio	1.2x	1.6x

(1)         Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Antero Midstream LTIP equity-based compensation awards to be paid in the fourth quarter of 2016.

Balance Sheet and Liquidity

As of March 31, 2016, Antero Midstream had $14 million of cash on its balance sheet and $680 million drawn on its $1.5 billion bank credit facility, resulting in $834 million in available liquidity.  Antero Midstream expects to fund all 2016 capital expenditures with internally generated operating cash flow and available borrowing capacity.

Capital Spending

Capital expenditures were $86 million in the first quarter of 2016 as compared to $107 million in the first quarter of 2015.  Capital invested in gathering and compression assets was $49 million and capital invested in the fresh water delivery business and the Antero Clearwater Facility was $37 million.

Conference Call

Antero Midstream will hold a call on Thursday, April 28, 2016 at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Friday, May 6, 2016 at 10:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10083150.

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Friday, May 6, 2016 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Partnership’s website before the April 28, 2016 conference call. The presentation can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation expense, contingent acquisition consideration accretion, income tax expense (if applicable), and non-cash stock compensation expense.  As used in this news release, distributable cash flow means adjusted EBITDA less cash interest expense, cash reserved for payment of income tax withholding upon vesting of Antero Midstream LP equity-based compensation awards and maintenance capital expenditures.  Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•        the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•        the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•        the Partnership’s ability to incur and service debt and fund capital expenditures; and

•        the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, the partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility.

The partnership does not provide financial guidance for projected net income or changes in working capital, and, therefore, is unable to provide a reconciliation of its adjusted EBITDA and distributable cash flow guidance to net income, operating income, or net cash flow provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

Reconciliation of Adjusted EBITDA to Cash

Provided by Operating Activities (Dollars in

thousands):

	Three months ended March 31,
	2015	2016
Adjusted EBITDA	$60,394	$79,570
Add:
Amortization of deferred financing costs Interest expense	244	366

Less:
Interest expense Interest expense	(1,586)	(3,461)
Changes in operating assets and liabilities	11,020	5,873
Net cash provided by operating activities	$70,072	$82,348

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, incident to the gathering and compression and water handling and treatment business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the quarter ended December 31, 2015.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Balance Sheets

December 31, 2015 and March 31, 2016

(Unaudited)

(In thousands, except unit counts)

	December 31,	March 31,
	2015	2016
Assets
Current assets:
Cash and cash equivalents	$6,883	$14,478
Accounts receivable—Antero	65,712	63,445
Accounts receivable—third party	2,707	1,292
Prepaid expenses	—	336
Total current assets	75,302	79,551
Property and equipment
Gathering and compressions systems	1,485,835	1,527,205
Water handling and treatment systems	565,616	582,331
Less accumulated depreciation	(157,625)	(181,448)
Property and equipment, net	1,893,826	1,928,088
Other assets, net	10,904	19,807
Total assets	$1,980,032	$2,027,446
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$10,941	$11,338
Accounts payable—Antero	2,138	3,736
Accrued capital expenditures	50,022	22,101
Accrued ad valorem tax	7,195	8,454
Accrued liabilities	28,168	27,722
Other current liabilities	150	156
Total current liabilities	98,614	73,507
Long-term liabilities
Long-term debt	620,000	680,000
Contingent acquisition consideration	178,049	181,445
Other	624	584
Total liabilities	897,287	935,536

Partners’ capital:
Common unitholders - public (59,286,451 units and 67,292,931 units issued and outstanding at December 31, 2015 and March 31, 2016, respectively)	1,351,317	1,360,212
Common unitholder - Antero (40,929,378 units and 32,929,378 units issued and outstanding at December 31, 2015 and March 31, 2016, respectively)	30,186	26,611
Subordinated unitholder - Antero (75,940,957 units issued and outstanding at December 31, 2015 and March 31, 2016)	(299,727)	(296,763)
General partner	969	1,850
Total partners’ capital	1,082,745	1,091,910
Total liabilities and partners’ capital	$1,980,032	$2,027,446

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Results of Operations

March 31, 2015 and 2016

(Unaudited)

($ in thousands, except average realized fees)

			Amount of
	Three months ended March 31,		Increase	Percentage
	2015	2016	(Decrease)	Change

Revenue:
Revenue - Antero	$85,684	$135,555	$49,871	58%
Revenue - third-party	151	275	124	82%
Total revenue	85,835	135,830	49,995	58%
Operating expenses:
Direct operating	19,301	49,141	29,840	155%
General and administrative (before equity-based compensation)	6,140	7,119	979	16%
Equity-based compensation	5,779	5,972	193	3%
Depreciation	20,702	23,823	3,121	15%
Contingent acquisition consideration accretion	—	3,396	3,396	*
Total operating expenses	51,922	89,451	37,529	72%
Operating income	33,913	46,379	12,466	37%
Interest expense	1,586	3,461	1,875	118%
Net income	$32,327	$42,918	$10,591	33%
Adjusted EBITDA	$60,394	$79,570	$19,176	32%
Operating Data:
Gathering—low pressure (MMcf)	84,168	118,597	34,429	41%
Gathering—high pressure (MMcf)	102,080	111,162	9,082	9%
Compression (MMcf)	32,201	55,102	22,901	71%
Condensate gathering (MBbl)	217	270	53	24%
Fresh water distribution (MBbl)	9,430	8,857	(573)	(6)%
Waste water handling and treatment (MBbl)	—	2,206	2,206	*
Wells serviced by fresh water distribution	40	30	(10)	(25)%
Gathering—low pressure (MMcf/d)	935	1,303	368	41%
Gathering—high pressure (MMcf/d)	1,134	1,222	88	9%
Compression (MMcf/d)	358	606	248	71%
Condensate gathering (MBbl/d)	2	3	1	24%
Fresh water distribution (MBbl/d)	105	97	(8)	(6)%
Waste water handling and treatment (MBbl/d)	—	24	24	*
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	$0.31	$0.00	2%
Average gathering—high pressure fee ($/Mcf)	$0.19	$0.19	$0.00	2%
Average compression fee ($/Mcf)	$0.19	$0.19	$0.00	2%
Average gathering—condensate fee ($/Bbl)	$4.16	$4.17	$0.01	2%
Average fresh water distribution fee - Antero ($/Bbl)	$3.64	$3.67	$0.03	1%

* Not meaningful or applicable

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Results of Segment Operations

March 31, 2015 and 2016

(Unaudited)

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Compression	Treatment	Total
Three months ended March 31, 2015
Revenues:
Revenue - Antero	$52,243	$33,441	$85,684
Revenue - third-party	—	151	151
Total revenues	52,243	33,592	85,835

Operating expenses:
Direct operating	11,689	7,612	19,301
General and administrative (before equity-based compensation)	4,878	1,262	6,140
Equity-based compensation	4,623	1,156	5,779
Depreciation	14,582	6,120	20,702
Total expenses	35,772	16,150	51,922

Operating income	$16,471	$17,442	$33,913

Total assets	$1,394,349	$420,481	$1,814,830
Additions to property and equipment	$85,737	$21,315	$107,052

Three months ended March 31, 2016
Revenues:
Revenue - Antero	$69,116	$66,439	$135,555
Revenue - third-party	275	—	275
Total revenues	69,391	66,439	135,830

Operating expenses:
Direct operating	7,619	41,522	49,141
General and administrative (before equity-based compensation)	4,949	2,170	7,119
Equity-based compensation	4,386	1,586	5,972
Depreciation	16,861	6,962	23,823
Contingent acquisition consideration accretion	—	3,396	3,396
Total expenses	33,815	55,636	89,451

Operating income	$35,576	$10,803	$46,379

Total assets	$1,503,098	$524,348	$2,027,446
Additions to property and equipment	$48,686	$37,036	$85,722

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Cash Flows

Three Months Ended March 31, 2015, and 2016

(Unaudited)

(In thousands)

	Three months ended March 31,
	2015	2016
Cash flows provided by operating activities:
Net income	$32,327	$42,918
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	20,702	23,823
Accretion of contingent acquisition consideration	—	3,396
Equity-based compensation	5,779	5,972
Amortization of deferred financing costs	244	366
Changes in assets and liabilities:
Accounts receivable—Antero	1,880	2,267
Accounts receivable—third party	4,458	1,415
Prepaid expenses	162	(336)
Accounts payable	577	116
Accounts payable—Antero	641	1,598
Accrued ad valorem tax	—	1,259
Accrued liabilities	3,302	(446)
Net cash provided by operating activities	70,072	82,348
Cash flows used in investing activities:
Additions to gathering and compression systems	(85,737)	(48,686)
Additions to water handling and treatment systems	(21,315)	(37,036)
Change in other assets	(7,515)	(9,270)
Net cash used in investing activities	(114,567)	(94,992)
Cash flows provided by (used in) financing activities:
Deemed distribution to Antero, net	(28,937)	—
Distributions to unitholders	(14,322)	(39,725)
Borrowings on bank credit facilities, net	20,000	60,000
Payments of deferred financing costs	(14)	—
Other	(85)	(36)
Net cash provided by (used in) financing activities	(23,358)	20,239
Net increase (decrease) in cash and cash equivalents	(67,853)	7,595
Cash and cash equivalents, beginning of period	230,192	6,883
Cash and cash equivalents, end of period	$162,339	$14,478
Supplemental disclosure of cash flow information: Cash paid during the period for interest	$1,393	$3,686
Supplemental disclosure of noncash investing activities: Decrease in accrued capital expenditures and accounts payable for property and equipment	$(21,062)	$(27,640)